Exhibit 10.4

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

EMPLOYMENT AGREEMENT

dated: April 18,2023

Dear Dan Teleman (the “Executive”),

We are pleased to offer you an employment with Pharma Two B Ltd., an Israeli company number 513958371, with offices at 3 Pekeris street, Rehovot, Israel (the “Company”), pursuant to the terms and conditions as set forth in the table below which sets forth the specific terms of your employment with the Company (the “Specific Terms”), and the general terms of your employment with the Company provided thereafter (the “General Terms”; which, together with the Specific Terms and exhibits attached hereto, constitute the “Employment Agreement”).

WHEREAS, the Parties wish to enter into this Agreement and acknowledge that this Agreement supersedes as of the date of its execution all previous agreements or representations, whether written or oral, made by the Company or on the Company’s behalf unless otherwise specifically stated;

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

Capitalized terms which are used and not defined in the General Terms shall have the meaning attributed to them in the Specific Terms.

SPECIFIC TERMS

1.	Executive Personal Details	Full Name:	Dan Teleman
		I.D. Number:	[*****]
		Address:	[*****]
		Telephone No. (mobile):	[*****]
		Private E-mail:	[*****]
2.	Commencement Date	The seniority and tenure accrued by the Executive, and all entitlement to benefits to the extent based on his seniority in connection with his employment with the Company, shall be calculated as of the date hereof.
3.	Position and Supervisor	CEO. The CEO’s responsibilities and mission are detailed in Exhibit A attached hereto (“Mission”). It is hereby clarified that the CEO shall provide status updates to the Board of Directors (“BoD”) on the Company’s progress toward the achievement of the Mission’s goals, as defined in Exhibit A, every two weeks or as more frequently as requested by any member of the BoD.
4.	Scope of Work	Full-time position
5.	Total Monthly Salary	NIS 80,000
6.	Pension Arrangement	Contributions to an arrangement pursuant to the Executive’s choice and in accordance with the General Terms and the General Approval of Section 14 Arrangement, and as detailed in Exhibit B attached hereto.
7.	Annual Vacation	Annual Vacation Quota	11 working days per year of employment, and in any event no less than the minimum under applicable law;
		Maximum Vacation Quota	5 working days
8.	Sick Leave	In accordance with applicable law, with full compensation as of the first day of sick leave
9.	Recuperation Pay	In accordance with applicable law; paid together with the salary of July
10.	Shares and Bonus	As detailed in Exhibit D attached hereto.
11.	Mutual Notice Period	1 month
12.	Car	In lieu of travel allowance, a car of a make and size to be determined by the Company and in accordance with the General Terms. For the avoidance of any doubt, it is agreed that with regard to any tax obligations, Executive shall not be entitled to any grossing up of the Car benefits.

Company:	/s/ Pharma Two B Ltd.	Executive:	/s/ Dan Teleman

GENERAL TERMS

1. Employment

1.1. Commencing on the Commencement Date and for an indefinite period-of־time, the Executive shall be employed in the Position or in a similar position of a different title, reporting to the Supervisor or to other designated supervisor, all as determined by the Company from time to time.

1.2. The Executive shall be employed in a senior management position which requires a special degree of personal trust, as defined in the Working Hours and Rest Law (the “Management Position”). Therefore, the provisions of the aforementioned law shall not apply to Executive’s employment conditions. The Executive acknowledges that she may be required to travel and stay abroad from time to time and shall be required to work beyond regular working hours, including on late hours and during holidays and weekly rest hours and shall not be granted any other compensation for working on such hours. Executive acknowledges that the economic result of this provision has been taken into account by the parties for the purpose of determine the Salary and for their decision to be engaged under this Employment Agreement. Since required by the law, the Executive shall maintain a record of working hours performed, as instructed by the Company.

2. Compensation; Benefits

2.1. Compensation. In consideration of Executive’s employment, the Executive shall be entitled to receive the Salary and all other benefits and entitlements under this Employment Agreement. The Salary only shall serve as the sole basis for calculating pension rights and severance pay contributions, and it is specifically agreed that no other payment or benefit shall be considered as a basis for such calculation.

The Salary shall be payable until the 9th of each month, for the previous month.

2.2. Pension Arrangement.

The “Determining Salary” for the purposes of this Section 2.2 shall be 8 times the minimum wage in the Israeli economy (i.e., NIS 44,574, as of the date of this Agreement), in accordance with updates to such minimum wage as affected from time to time, or any other amount determined in accordance with the Ministry of Economy and Industry (the “Ministry”) from time to time.

In accordance with the explicit request of the Executive, the Company agreed that, subject to the approval of the Ministry, under Section 28 of the Severance Pay Law, 5723-1963 (“Severance Pay”) the contributions according to this Section shall be made, as aforementioned, with respect to the Determining Salary. The Excess Portion of the salary, i.e.: the salary of the Executive that exceeds the Determining Salary (the “Excess Portion”), shall be considered as a salary that includes severance pay, and the Company will not be required to pay any additional severance pay and/or to make additional contributions to severance fund with respect thereto. The parties agreed that this arrangement shall not derogate from the application of the Section 14 Arrangement (see below).

Company:	/s/ Pharma Two B Ltd.	Executive:	/s/ Dan Teleman

The Executive hereby confirms that he understands that the deposits for pension, severance pay and disability insurance will be only on the Determining Salary and not on the entire Total Monthly Salary, and he will not have any claim or demands against the Company in this respect.

The Company shall contribute, on a monthly basis, the amounts set forth below (the “Company Contributions”) and the Executive shall contribute, on a monthly basis, the amounts set forth below (the “Executive Contributions”), which amounts shall be deducted from the Salary:

Company Contributions:

(i)	If for pension fund: severance - 8.33% of the Determining Salary; pension - 6.5% of the Determining Salary.

(ii)	If for managers insurance: severance - 8.33% of the Determining Salary; disability insurance - up to 2.5% of the Determining Salary (for insurance of 75% of the Salary); pension - the difference between 6.5% of the Determining Salary and the actual percentage contributed for disability insurance, provided that the contributions for pension shall not be less than 5% of the Determining Salary or more than 7.5% of the Determining Salary.

2.3. Executive Contributions: 6% of the Determining Salary towards pension. Section 14 Arrangement. The parties hereby adopt the provisions of the General Approval Regarding Payments by Employers to a Pension Fund and Managers insurance in lieu of Severance Pay, as attached to this Employment Agreement as Exhibit B (the “General Approval”). The Company waives any right that it may have for the repayment of any monies paid by it to the insurance and/or the pension fond, unless the right of the Executive to severance has been revoked by a judicial decision, under Section 16 or 17 of the Severance Pay Law (to the extent of such revocation) or in case the Executive withdrew monies from the insurance and/or the pension fond for any reason other than death, disability or retirement at the age of sixty or thereafter. The Executive hereby acknowledges and confirms that the Company’s contributions towards the insurance and/or the pension fund are and shall be in lieu of any severance pay to which the Executive shall be entitled according to Section 14 of the Severance Pay Law, and in accordance with the General Approval (the “Section 14 Arrangement”).

2.4. Annual Vacation. The Annual Vacation Quota is defined for each foil year of employment. Without derogating from the Company’s right to set unified vacation for its employees, the vacation shall be coordinated with the Supervisor and is subject to the Company’s approval and its business needs. The Executive will make every effort to exercise her Annual Vacation Quota, and in any event is required to utilize at least five (5) paid vacation days during each year of employment. If the Executive is unable to utilize the entire Annual Vacation Quota by the end of any year of employment, the Executive shall be entitled to accumulate the unused balance of the Annual Vacation Quota up to the Maximum Vacation Quota. For the avoidance of doubt, any unused vacation days in excess of the Maximum Vacation Quota shall be forfeited with no advance notice nor compensation payable, at the end of each year of employment.

2.5. Sick Leave. Payment of Sick Leave is subject to submission of a proper legal sickness certificate. The Executive shall notify the Company of the illness as soon as possible in accordance with the Executive’s medical condition. Such notice shall include, inter alia, the estimated period for which the Executive shall not be able to work.

2.6. Recuperation Pay. The Executive shall be entitled to recuperation pay (Dmey Havra’a) as set forth in the Specific Terms.

2.7. Car—In lieu of travel allowance, the Executive shall be entitled to a car of a make and size to be determined by the Company (the “Car”). The Company shall bear the fixed and varied costs of the Car (registration costs, insurance, gasoline, oil and repairs) and the Executive shall bear the remaining costs, as well as usage value, tickets, fines of any kind, and other costs, in accordance with the Company’s policy or the lease agreement, as applicable. The Executive instructs the Company to deduct from the Salary all such costs and expenses related to the Car which the Executive is obligated to bear, as agreed herein. Executive shall: (i) take good care of the Car; (ii) ensure the provisions and conditions of any insurance policy are observed (including the provisions with respect to the safeguarding of the Car and the age of the driver); (iii) use the Car in accordance with the Company’s policy; and (iv) return the Car to the Company on the date of final termination of employment for whatever reason, or upon the Company’s demand or the Company’s policy, together with the keys and all licenses and other documentation relating to the Car, in accordance to the Company’s policy and the lease agreement.

3. Termination of Employment

3.1. This Employment Agreement may be terminated by either party at any time by giving the other party hereto a prior notice of such termination, as specified in the Specific Terms (the “Notice Period”). Any notice of termination shall be in writing, however, in the event the Executive fails to provide a written notice of resignation, despite the Company’s request for the same, the Company shall consider the Executive as having resigned upon the Executive having provided a clear and unequivocal notice. During the Notice Period, whether notice has been given by the Executive or by the Company, the Executive shall continue to exercise the Executive’s regular responsibilities and duties unless instructed otherwise by the Company, and shall cooperate with the Company and use the Executive’s best efforts to assist the integration into the Company organization of the person or persons who will assume the Executive’s responsibilities and duties.

Company:	/s/ Pharma Two B Ltd.	Executive:	/s/ Dan Teleman

3.2. Notwithstanding anything to the contrary in Section 3.1, and without derogating from the Company’s rights according to applicable law, the Company may immediately terminate this Employment Agreement and the Executive’s employment at any time for Cause (as defined below) without Notice Period or any compensation in lieu of Notice Period.

3.3. For the purpose of this Employment Agreement, “Cause” shall mean: (i) the Executive’s breach of trust or a fiduciary duty, fraud, any act that constitutes or involves a conflict of interest between the Executive and the Company, and any breach by the Executive of the provisions set forth in Exhibit C attached hereto, and/or Non-Disclosure Agreement executed by the Company and the Executive on October 27, 2022 (the “NDA”), which, if capable of cure, was not cured within seven (7) days of written notice by the Company with respect thereto; (ii) any willful misconduct, willful failure to perform any of the Executive’s duties hereunder, any violation of the Company’s policies or procedures, as may be in effect from time to time, and any other breach of this Employment Agreement, which, if capable of cure, was not cured within seven (7) days of written notice by the Company with respect thereto; (iii) the Executive deliberately or recklessly causing harm to the Company’s business, affairs or reputation, which, if capable of cure, was not cured within seven (7) days of written notice by the Company with respect thereto; (iv) admission, indictment or conviction of, or entry of any plea of guilty or nolo contendere by, the Executive for any felony or other criminal act involving moral turpitude; (v) the Executive’s involvement in sexual harassment in connection with her employment; (vi) any other circumstances constituting basis for termination without prior written notice and/or severance payment under applicable law; or (vii) the Executive having provided the Company with false information about past career, education or other credentials.

3.4. Unless otherwise determined by the Company, upon the summons of the Executive to a hearing procedure and until the final decision regarding the matter, the Executive shall stay on paid leave, on account of the Company and with no deduction from the Executive’s accrued vacation days.

4. Executive Representations and Undertakings

4.1. As a condition for this Employment Agreement becoming effective, the Executive shall, simultaneously herewith, execute the Unfair Competition and Ownership of Intellectual Property Undertaking, attached hereto as Exhibit C.

4.2. All representations provided by the Executive to the Company (directly or through any recruitment source) are complete and accurate and the Executive reveled to the Company all relevant information required in order to reach a decision regarding entering into this Employment Agreement. The Executive does not suffer from any physical or mental health issues which prevent or have an unreasonable influence, on the Executive’s ability to fulfill the Position and undertakings under this Employment Agreement.

4.3. The Executive has the ability, qualifications and knowledge required to perform the Position. The Executive shall devote all necessary time, attention, skill and effort to the performance of the Executive’s duties and obligations to the Company and shall perform the Executive’s duties and obligations diligently and promptly for the benefit of the Company.

4.4. As long as the Executive is employed by the Company, the Executive shall not, without the prior written consent of the Company, directly or indirectly, be associated, work or engage in any other paid or unpaid occupations, activities, businesses, organization, or pursuits, except for (subject to any legal requirement or Company policy): (i) holdings of securities of any company, the shares of which are publicly traded on an internationally recognized stock exchange, so long as the Executive has no active role in such public company as a director, officer, employee, consultant (including as an independent consultant) or otherwise; or (ii) de minimis non-commercial activities. The Executive is entitled to continue serving in the following positions: Chairman of Tamarix Pharma, director at 4C Bio.

4.5. The Executive is not subject to any other undertakings or agreements requiring the consent of any person or entity to, or restricting or preventing the Executive from, entering into this Employment Agreement and fulfilling the Executive’s obligations hereunder. The execution and delivery of this Employment Agreement and the fulfillment by the Executive of the terms hereof will not constitute a breach of: (i) rights of the Executive’s former employer(s) (or their related entities), or any of the Executive’s obligations towards them; or (ii) any agreement or other document to which the Executive is a party or is otherwise bound.

4.6. The Executive shall at all times comply with the Company’s policies, procedures and instructions, as in effect from time to time, and shall adhere to any applicable law or provision pertaining to the Executive’s employment.

Company:	/s/ Pharma Two B Ltd.	Executive:	/s/ Dan Teleman

4.7. The Executive shall immediately inform the Company of any affairs and/or matters in which the Executive (or the Executive’s immediate family) has or may have, a personal interest, or which may give rise to a conflict of interest with the Executive’s Position and/or employment with Company and/or the interests of the Company:

4.8. The Executive shall not receive any benefit from any third party, directly or indirectly in connection with the Executive’s employment. In the event the Executive breaches this undertaking, without derogating from any of the Company’s rights, such benefit or its value shall become the sole property of the Company and the Executive hereby authorizes the Company to deduct the value of such benefit from any payment to which the Executive may be entitled. This section does not apply to gifts or benefits with insignificant value.

4.9. The Executive waives any right for lien on the Company’s assets, including the Computers (as defined below), documents, car and any other asset made available to the Executive. The Executive shall return to the Company all of the Company’s equipment in her possession (including car, mobile phone and computer) within 7 days following the Company’s demand or prior to any unpaid leave (if requested) and no later than the day of termination of the employer-employee relationship.

4.10. The Executive shall keep the content of this Employment Agreement confidential and undertakes not to disclose the content of this Employment Agreement to any third party connected to the Company, including any of the Company’s employees.

5. Company Computers; Mobile Phone; Privacy

5.1. For the performance of the Executive’s duties, the Company may allow the Executive to use the Company ’ s computer equipment and systems, including any desktop computer, laptop, software, hardware, Internet server and professional e-mail account (the “Computers”). The Executive acknowledges and agrees that the Company may allow others to use the Computers.

5.2. Subject to the Company’s policies as may be in effect from time to time, the Executive: (i) shall not store personal files on the Computers (except on folders clearly labeled by the Executive as “Personal”); and (ii) the Executive may not store the Company’s files on personal or external storage space.

5.3. The e-mail account assigned to the Executive is strictly a professional one and shall be strictly used for professional matters. For personal matters the Executive may use external email services (such as Gmail).

5.4. The Executive acknowledges and agrees that in order to maintain the security of the Computers and to protect the Company’s legitimate interests, the Company shall have the right to monitor, inspect and review the Executive’s activity on the Computers, including usage habits and content transmission, and to collect, copy, transfer, examine and review content stored on the Computers, including, emails, electronic communications, documents and other files, as well as content distributed on all kinds of the Company’s internal media platforms, including (without limitation to) emails, text messages, posts, electronic communications, documents and other files, professional WhatsApp groups (including groups opened by the employees themselves for the purposes of professional discussions), Slack, HiBob, intranet, the Company website, etc., all findings of which shall be admissible as evidence in any legal proceedings. In light of the Executive’s understanding of the above, the Executive shall have no right to privacy in any content of the Computers, except with respect to folders which contain private information and which are clearly labeled by the Executive as “Personal”.

5.5. Sections 5.2 through 5.4 above shall apply also with respect to any mobile phone provided by the Company to the Executive (if provided) as well as to the Executive’s personal mobile phone when used for the purpose of performing the Executive’s work, to the extent pertains to unique professional apps, to professional WhatsApp groups or other professional media (including the internal media platforms referred to above) or messaging groups and to a connection to the Executive’s professional e-mail account.

5.6. Executive acknowledges and agrees that during the course of the Executive’s employment by the Company, the Company shall collect, receive and make use of certain personal information related to the Executive and the Executive’s terms of employment at the Company (such as Executive’s contact details, family status, salary, bank account-related information, etc.), as shall be received and held by the Company (the “Information”). Collecting, receiving, using and processing the Information shall be at the minimum extent required to manage the Company’s employees or to meet the Company’s legal obligations. Such Information may be transferred to third parties service providers, to affiliates of the Company, including those located abroad, for the aforesaid purposes or to a third party in the course of a potential transaction (such as acquisition, merger or sale of asset) subject to: (a) that such transfer shall be made only in order for the Company to comply with any relevant legal requirements or due to business purposes of the Company; (b) that the transferred Information shall be limited to the reasonable and necessary scope; and (c) that the receiver of the Information shall undertake, to the extent possible, to preserve the privacy of the Information, at least at the level of privacy kept by the Company itself regarding the Information.

Company:	/s/ Pharma Two B Ltd.	Executive:	/s/ Dan Teleman

6. General

6.1. All payments and benefits according to this Employment Agreement are gross payments. The Executive shall bear taxes and other compulsory payments in accordance with applicable law, which amounts shall be deducted by the Company from the Salary, as required by law.

6.2. Nothing herein shall derogate from any right the Executive may have, in accordance with any law, expansion order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of the Executive’s employment.

6.3. This Employment Agreement and the NDA constitutes the entire understanding and agreement between the parties hereto, and supersedes any and all prior agreements, proposals, understandings, correspondences, discussions and arrangements, if any, whether oral or written, with regard to the Executive’s employment and the subject matter hereof. This Employment Agreement may be amended, supplemented or modified only by a written instrument duly signed by each party hereto.

6.4. The Company shall be entitled to set-off any amount the Executive owes to the Company from any amount owed to the Executive by the Company.

6.5. Notices in connection with this Employment Agreement must be sent in writing via email, registered mail or personal delivery to the respective party at such party’s known address or the address set forth in this Employment Agreement. Such notice shall be deemed given: (i) if given by email - one (1) business day so long as a computerized automatic “received” approval (delivery receipt) was sent by the email server; (ii) if given by registered mail - four (4) business days; or (iii) if hand delivered - upon delivery.

Signature pages follow

Company:	/s/ Pharma Two B Ltd.	Executive:	/s/ Dan Teleman

IN WITNESS WHEREOF, the parties have signed this Employment Agreement, as of the date first mentioned above:

The Executive acknowledges that she: (1) has read and fully understood all the provisions of this Employment Agreement and its exhibits; (2) was given a reasonable opportunity to consult with third parties, including attorneys; (3) is signing this Employment Agreement of his/her own free will and with his/her foil consent.

Executive:	Company:

/s/ Dan Teleman	/s/ Jonathan Jonas
By: Jonathan Jonas
Title: Member, Board of Directors

[*****]